Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-90254) pertaining to Spire Employee Savings Plan, of our report dated June 26, 2020, on our audits of the statements of net assets available for benefits of Spire Employee Savings Plan as of December 31, 2019 and 2018, and the related statements of changes in net assets available for benefits for the years ended December 31, 2019 and 2018, which report appears in the December 31, 2019, annual report on Form 11-K of Spire Employee Savings Plan.

/s/  BKD, LLP

St. Louis, Missouri

June 26, 2020